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                                                                   EXHIBIT 10.20

Personal and Confidential

June 29, 2001

Mr. William J. Gilmour
12080 Brookmill Point
Alpharetta, Georgia 30201

Dear Bill:

This letter sets forth our agreement regarding your resignation from MAPICS, Inc. (the "Company").

1. You will step down as Chief Financial Officer, Vice President of Finance and Treasurer for the Company effective immediately and shall continue in a consulting position with the Company through August 15, 2001 (the "Resignation Date") at which time you will no longer be considered an employee of the Company. During the period July 5/th/ to July 12/th/ and August 1/st/ to August 15/th/, it is understood that you will be on vacation. You also hereby resign from any directorship positions, officer positions or subscriptions you hold with the Company, its subsidiaries and affiliates or other organizations on the Company's behalf effective immediately. You will continue to act in a consultative role with the Company through the Resignation Date and assist the Company in a reasonable transition of your work and perform such other reasonable transition-related duties as assigned by the Chief Executive Officer or his designee.

2. Through the Resignation Date you will receive a gross base salary of $6,250 semi-monthly and remain eligible to participate in the current benefits. Your benefits costs and deductions for this period will be appropriately deducted and all applicable taxes withheld. You will also receive a gross bonus of $28,125 for your individual performance and the Company's financial performance during the third quarter of the Company's 2001 fiscal year. Otherwise, no bonus amounts will be owing by the Company. You will not be eligible for any bonus for your or the Company's performance during the fourth quarter of the Company's 2001 fiscal year or thereafter. As of the Resignation Date, your salary will cease and any entitlement you have or might have under any Company-provided bonus plan or benefit plan, program or practice including,

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without limit, your Executive Growth Plan dated April 1, 1998 shall be immediately forfeited except as required by federal or state law or as otherwise expressed in this letter. You agree that, subject to vacation planned under paragraph 1, you have utilized all vacation owing and shall not be entitled to any further payments reflecting vacation whether or not it is accrued. The Change of Control Agreement dated March 1998 between you and the Company is hereby terminated as of the date of this letter agreement. The Resignation Date shall be treated as your "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and you will receive COBRA information under separate cover.

3. Within ten business days after your Resignation Date, you will be paid a gross severance payment of $152,500.

4. As of the date of this letter, all Restricted Shares granted to you shall be forfeited and all Restricted Stock Award Agreements between you and the Company are hereby terminated. As of the Resignation Date, all stock options ("Options") granted to you during your employment but not yet vested will be forfeited in accordance with their terms. You shall have ninety days from the Resignation Date to exercise any vested Options in accordance with the terms of the applicable Option Plan documents. You shall comply with all applicable securities laws, including those regarding insider trading.

5. Release By You. As a material inducement to the Company to enter into this
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letter agreement you, for yourself and your representatives, agents, servants, executors, administrators, estates, heirs, successors and assigns, except as otherwise provided herein, hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its corporate affiliates, the Company's officers, directors, stockholders, agents and employees, both individually and in their official capacities, from any and all claims, charges, complaints, money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs) of every kind and nature which you ever had or now have against the Company and its corporate affiliates, the Company's officers, directors, stockholders, agents and employees, both individually and in the official capacities, whether based on any federal or state law or regulation regarding either employment or employment discrimination, including but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42, U.S.C. 12000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. 1621 et seq.; the Americans with Disabilities Act, 29 U.S.C 1621 et seq.; wrongful discharge claims; any contract claims, whether oral or written, express or implied; any claims for back wages, salary, draws, commissions, bonuses, vacation pay, expenses, compensation, or severance pay, or any other statutory or common law claims and damages.

6. Release By the Company. As a material inducement to you to enter into this
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letter agreement the Company, for itself and for its corporate affiliates and officers, directors, stockholders, agents and employees, both individually and in their official capacities, except as otherwise provided herein, hereby fully, forever, irrevocably and unconditionally release, remise and discharge you and your representatives, agents,

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servants, executors, administrators, heirs, successors and assigns from any and all claims, charges, complaints, money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs) of every kind and nature which the Company ever had or now have against you or your representatives, agents, servants, executors, administrators, heirs, successors and assigns, whether based on any federal or state law or regulation or common law including without limitation any claims arising from any of your authorized acts while you are or were an employee of the Company; any contract claims whether oral or written, express or implied; any claims for contribution or indemnification, or any other statutory or common law claims and damages.

7. In addition, by your acceptance hereof, you acknowledge and agree that:

a) You have been informed that if you are 40 years of age or older, you have or might have specific rights and/or claims under the Age Discrimination in Employment Act. In consideration of the compensation described in this letter agreement, you specifically waive such rights and/or claims to the extent such rights and/or claims arose prior to the date this letter agreement was executed.

b) You were advised by the Company of your right to consult with an attorney prior to executing this Agreement.

c) You were further advised when you were presented by the Company with the original draft of this Agreement that you had at least 21 days within which to consider its terms and consult with or seek advice from an attorney or any other person of your choosing.

d) By initialing below, you hereby acknowledge that you were informed and understand that you had at least 21 days within which to consider this letter agreement, have consulted with an attorney regarding this letter agreement or have chosen not to consult with an attorney, and have considered carefully every provision of this letter agreement, and that after having engaged those actions, prefer to and have requested that you enter into this letter agreement prior to the expiration of the 21 day period discussed above.

                           __________                         ___________
                           Initial                            Date

8. You agree that you will not disclose or deliver to anyone, including employees of the Company, except as authorized by the Company, or use in any way other than in the Company's business, any information or material relating to the business of the Company (including information or materials received by the Company or its subsidiaries from others) and intended by the Company to be kept in confidence by its recipients. As used in this letter agreement, the term "information" includes all information concerning the

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technical, administrative, management, financial or marketing activities (such as design, manufacturing and procurement specifications, procedures, manufacturing processes, information processing processes, or programs, marketing plans and strategies, plans for future development, customer and employee names or other data and cost and financial data) and the term "materials" includes all physical embodiments of information (such as drawings, specification sheets, recording media for machine information processing systems, documentation of all types, contracts, reports, customer lists, employee lists, manuals, quotations, proposals, correspondence and samples). You shall promptly return all materials in your possession or control. You further agree that you will not disclose to any third party except your immediate family members and legal and tax advisors, the existence or terms and conditions of this letter agreement. You may also disclose the existence and general terms of this Agreement to prospective employers and professional recruiters who agree to treat it in confidence and to not further disclose it to any third party. In consideration of the severance payment described in paragraph 3, for a period of twelve (12) months from the Resignation Date, you further agree: a) not to, directly or indirectly, on your own behalf or that of another, solicit or induce any employee of the Company to terminate his/her employment relationship with the Company or to enter into an employment relationship with another; and, b) not to, directly or indirectly, be employed by or provide services for any person or entity in the State of Georgia which markets, sells or services application software products which are competitive to those marketed by the Company, except as otherwise expressly agreed to in advance by the Company.

9. You acknowledge that irreparable injury might result to the business and property of the Company in the event of your breach of any of the terms contained in this letter agreement. You further understand and agree that, in the event of such breach or the substantial likelihood of such breach, monetary damages shall be difficult to calculate and that the Company shall be entitled to receive injunctive relief in order to protect fully its interest and property.

10. The invalidity or unenforceability of any provision hereof or the invalidity or unenforceability of any provision hereof as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any other provision hereof or any other application of any such provision. If one or more of the provisions contained herein shall for any reason be held to be excessively broad as to scope, activity, or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting or reducing it (or them) so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

11. This agreement shall be governed by, and construed in accordance with, the laws of Georgia, without giving effect to the principles of conflicts of law thereof.

12. This letter agreement and the Employee Agreement represents the complete and exclusive agreement and understanding relating to the termination of your employment

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and supersedes any and all prior agreements or understandings, oral or written, between the Company and you with respect to the subject matter.

13. You represent that you have read this letter agreement, fully understand the terms and conditions and are voluntarily executing this letter agreement. In entering this letter agreement, you do not rely on any representation, promise or inducement made by the Company, with the exception of the consideration described in this letter agreement.

14. This letter agreement may be executed in any number of counterparts, each of which shall constitute an original, but which taken together shall constitute one instrument.

15. You may revoke this letter agreement for a period of seven days following its execution, and this letter agreement shall not be effective or enforceable until this revocation period has expired.





Sincerely,



MAPICS, Inc.



By: _________________________
     Richard C. Cook
     President and CEO




AGREED TO AND ACCEPTED:


By: _________________________
       William J. Gilmour


Date: _______________________

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                    Amendment to Resignation Letter Agreement
                           Dated June 29, 2001 Between
                       William J. Gilmour and MAPICS, Inc.
                                (the "Agreement")

         For one dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby recognized, MAPICS (the "Company") and William J. Gilmour hereby agree to amend the Agreement as follows:

1.  Paragraph 3 of the Agreement is hereby deleted and replaced as follows:

"3. You will be paid a gross severance payment of $152,500, payable in two installments as follows: a) $147,500 will be paid within 10 days of the Resignation Date and b) $5,000 will be paid on January 15, 2002. This second installment payment shall have not in any way be deemed to effect the Resignation Date or the date of forfeiture of any stock options, restricted stock or other benefits as expressed elsewhere in this Agreement."

Except as expressly modified hereby, all terms and conditions of the Agreement shall remain in full force and effect. The parties have caused this amendment to be executed as of the effective date of the Agreement.




__________________________
William J. Gilmour




__________________________
MAPICS, Inc.